News from

Buckeye

FOR IMMEDIATE RELEASE
Contacts: Steve Dean, Vice President
and Chief Financial Officer
901-320-8352
Shirley Spears
Investor Relations
901-320-8125
Website: www.bkitech.com

BUCKEYE ANNOUNCES NEW BOARD MEMBER

MEMPHIS, TN April 25, 2007 - Buckeye Technologies Inc. (NYSE:BKI) today announced that Mr. Kristopher J. Matula was elected to serve as a Director of the Company effective April 24, 2007. The election of Mr. Matula fills the vacancy on the Board created by the death of Board member Robert E. Cannon on March 14, 2007.

Mr. Matula is President and Chief Operating Officer of Buckeye Technologies and has been with the Company since 1994. He is an engineering graduate from Purdue University with a master’s degree from the University of Cincinnati and an MBA from the University of Chicago. Before joining Buckeye Technologies, he worked for three years for Procter & Gamble in Cincinnati. Earlier in his career, he helped design jet engines for General Electric in Cincinnati. He is a member of the Alexis de Tocqueville Society of the United Way of the Mid-South and serves on the United Way Allocations Committee.

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA. The Company currently operates facilities in the United States, Germany, Canada, and Brazil. Its products are sold worldwide to makers of consumer and industrial goods.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting the Company’s operations, financing, markets, products, services and prices, and other factors. For further information on factors which could impact the Company and the statements contained herein, please refer to public filings with the Securities and Exchange Commission.